Exhibit 99.1

Ameron Reports First Quarter Results

PASADENA, California--(BUSINESS WIRE)--March 31, 2010--Ameron International Corporation (NYSE: AMN) today reported net income of $1.1 million, or $.12 per diluted share, in the quarter ended February 28, 2010, compared to net income of $3.8 million, or $.41 per diluted share, in the quarter ended March 1, 2009. Consolidated sales totaled $109.0 million in 2010, compared to $146.0 million in 2009.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “The first quarter is traditionally Ameron’s slowest quarter due to weather and holiday schedules. The first quarter of 2010 was no exception, as significant rainfall impacted production by the Water Transmission Group. The Company is typically able to recover weather-delayed sales in later periods. In addition to the normal softness of the first quarter, the Company’s businesses faced persistent and challenging market conditions. One bright spot was the Fiberglass-Composite Pipe Group which continued to generate outstanding results.”

The Fiberglass-Composite Pipe Group’s first-quarter sales and segment income totaled $54.5 million and $14.1 million, respectively, in 2010, down about 4% from 2009. Earnings from operations in the U.S. and Europe declined, while earnings from Asian operations improved. Earnings from operations in Brazil also slightly improved. First-quarter demand declined in key onshore oilfield, chemical and industrial market segments around the world. However, marine and offshore markets remained strong, sustained by new vessel construction at Asian shipyards. Looking forward, onshore oilfield demand appears to be strengthening; and backlogs are increasing as energy prices rise. Marine and offshore markets remain relatively healthy. The Fiberglass-Composite Pipe Group is expected to continue to be impacted by the economic environment in 2010 but may be seeing signs of improvement.

The Infrastructure Products Group had lower sales and segment income in the first quarter of 2010, due to soft economic conditions and the impact on residential and commercial construction markets. Sales and segment income of both the Pole Products and Hawaii Divisions were lower in 2010, compared to 2009. Sales declined $9.0 million, or 24%; while segment income declined $2.6 million, or 68%. Demand for aggregates and ready-mix on both Oahu and Maui fell as construction spending in Hawaii softened due to the recessionary economy. Military and governmental spending in Hawaii provided a stable base business; however, residential and commercial construction, including construction of timeshare units, resorts and high-rise condominium projects, was down. The State of Hawaii’s fiscal challenges and the lower level of tourism are expected to delay a recovery in Hawaiian construction. The U.S. residential housing market appears to have bottomed, and demand for Pole Products Division’s decorative concrete poles for residential lighting applications is stabilizing. However, a significant recovery of the residential market is not expected in the short term.

The Water Transmission Group was unprofitable on lower sales in the first quarter of 2010. Sales declined $25.7 million, or 50%. Neither the water pipe nor the wind tower businesses were profitable in 2010 as operating improvements were not able to overcome the lack of sales. Rainy weather impacted pipe production throughout the quarter. Wind tower sales declined in 2010 due to lack of demand. New tower orders remain elusive due to the inability of wind farm developers to obtain project financing. The water pipe business was also affected by the low bid activity in the water and wastewater markets in the western U.S. The lack of bid activity was due to tight municipal and state budgets, the lack of available project financing, and the timing of major water transmission pipelines. While a number of major wind tower and pipe projects are being followed and planning activities have increased, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

Sales of TAMCO (the Company’s 50%-owned mini mill in Southern California) increased slightly in 2010, compared to 2009, primarily due to accelerated purchases by customers anticipating pricing increases associated with higher scrap metal costs. Shipments in 2010 remain well below TAMCO’s production capacity. TAMCO’s net loss in the first quarter of 2010 totaled $1.7 million, compared to a loss of $5.2 million in 2009. Ameron’s share of TAMCO’s net loss was $.8 million after taxes in 2010, compared to a loss of $2.3 million in 2009. While the steel market appears to be firming in the U.S., demand for steel rebar in TAMCO’s key markets in the western states remains depressed. Given the low level of demand, TAMCO expects to continue to control costs and operate its plant intermittently as incoming orders and inventory levels warrant.

“We continue to focus on reducing costs to maximize profits in spite of the decline in sales. Profit margins were significantly higher in the first quarter of 2010, compared to the same period in 2009, because of Fiberglass-Composite Pipe operations. Looking forward, we believe that our three business segments are well positioned to take advantage of any uptick in demand. We remain optimistic that as the global economy recovers and stabilizes, the Company will capitalize on its strong market positions and achieve superior long-term results,” James S. Marlen concluded.

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	February 28,	March 1,
(Dollars in thousands, except per share data)	2010	2009
Sales	$109,018	$146,002
Cost of sales	(79,572)	(111,081)
Gross profit	29,446	34,921

Selling, general and administrative expenses	(27,262)	(26,408)
Other income, net	542	470
Income before interest, income taxes and equity in loss of affiliate	2,726	8,983
Interest expense, net	(107)	(171)
Income before income taxes and equity in loss of affiliate	2,619	8,812
Provision for income taxes	(760)	(2,644)
Income before equity in loss of affiliate	1,859	6,168
Equity in loss of affiliate, net of taxes	(776)	(2,342)
Net income	$1,083	$3,826

Net income per share allocated to Common Stock
Basic	$.12	$.42

Diluted	$.12	$.41

Weighted-average shares (basic)	9,177,383	9,146,678
Weighted-average shares (diluted)	9,200,024	9,159,798

Cash dividends per share	$.30	$.30

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	February 28,	November 30,
(Dollars in thousands)	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$155,284	$181,114
Receivables, less allowances of $5,736 in 2010 and $5,351 in 2009	136,469	151,210
Inventories	73,061	62,700
Deferred income taxes	19,296	19,795
Prepaid expenses and other current assets	12,171	11,585

Total current assets	396,281	426,404

Investments
Equity method affiliate	32,286	30,626
Cost method affiliates	3,784	3,784

Property, plant and equipment
Land	45,778	46,029
Buildings	100,188	100,583
Machinery and equipment	346,725	345,604
Construction in progress	32,034	32,306

Total property, plant and equipment at cost	524,725	524,522
Accumulated depreciation	(287,111)	(286,014)

Total property, plant and equipment, net	237,614	238,508
Deferred income taxes	14,320	14,321
Goodwill and intangible assets, net of accumulated amortization of $1,263 in 2010 and $1,257 in 2009	2,079	2,088
Other assets	46,946	46,818

Total assets	$733,310	$762,549

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	February 28,	November 30,
(Dollars in thousands, except per share data)	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$7,258	$7,366
Trade payables	43,565	44,052
Accrued liabilities	67,964	77,515
Income taxes payable	9,614	10,004

Total current liabilities	128,401	138,937

Long-term debt, less current portion	30,735	30,933
Deferred income taxes	1,680	1,710
Other long-term liabilities	88,208	99,379

Total liabilities	249,024	270,959

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,220,790 shares in 2010 and 9,209,836 shares in 2009	29,979	29,920
Additional paid-in capital	59,410	59,531
Retained earnings	498,546	500,224
Accumulated other comprehensive loss	(46,754)	(42,036)
Treasury Stock (2,770,902 shares in 2010 and 2,758,356 shares in 2009)	(56,895)	(56,049)

Total stockholders' equity	484,286	491,590

Total liabilities and stockholders' equity	$733,310	$762,549

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	February 28,	March 1,
(Dollars in thousands)	2010	2009
OPERATING ACTIVITIES
Net income	$1,083	$3,826
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	6,282	5,268
Amortization	9	9
Loss from affiliate	842	2,592
Loss from sale of property, plant and equipment	-	19
Stock compensation expense	627	1,015
Changes in operating assets and liabilities:
Receivables, net	13,914	23,299
Inventories	(10,918)	14,477
Prepaid expenses and other current assets	(670)	216
Other assets	(262)	27
Trade payables	(61)	(9,988)
Accrued liabilities and income taxes payable	(9,515)	(8,565)
Other long-term liabilities and deferred income taxes	(11,366)	246
Net cash (used in)/provided by operating activities	(10,035)	32,441

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	156	134
Additions to property, plant and equipment	(7,146)	(12,366)
Investment in affiliate	-	(10,000)
Loan to affiliate	(2,500)	-
Net cash used in investing activities	(9,490)	(22,232)

FINANCING ACTIVITIES
Dividends on Common Stock	(2,761)	(2,757)
Excess tax benefit related to stock-based compensation	-	819
Purchase of treasury stock	(846)	(972)
Net cash used in financing activities	(3,607)	(2,910)

Effect of exchange rate changes on cash and cash equivalents	(2,698)	(2,399)
Net change in cash and cash equivalents	(25,830)	4,900
Cash and cash equivalents at beginning of period	181,114	143,561

Cash and cash equivalents at end of period	$155,284	$148,461

SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended
	February 28,	March 1,
(In thousands)	2010	2009
Sales
Fiberglass-Composite Pipe	$54,506	$56,741
Water Transmission	25,812	51,543
Infrastructure Products	28,706	37,719
Eliminations	(6)	(1)
Total Sales	$109,018	$146,002

Income Before Interest, Income Taxes and Equity in Loss of Affiliate
Fiberglass-Composite Pipe	$14,051	$14,647
Water Transmission	(1,882)	513
Infrastructure Products	1,215	3,785
Corporate and unallocated	(10,658)	(9,962)
Total Income Before Interest, Income Taxes and Equity in Loss of Affiliate	$2,726	$8,983

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
626-683-4000